EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-120142, 333-152943, and 333-159219) and the Registration Statements on Form S-3 (File Nos. 333-127585, 333-155729 and 333-163945) in the related Prospectuses of Kite Realty Group Trust and Subsidiaries of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of Kite Realty Group Trust and the effectiveness of internal control over financial reporting of Kite Realty Group Trust and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

                                         /s/Ernst & Young LLP

Indianapolis, Indiana

March 16, 2010